Exhibit 99.1
DSW INC. ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS;
RAISES FISCAL 2010 ANNUAL EARNINGS OUTLOOK
•	Third quarter diluted EPS were $0.79 versus $0.60 last year.

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The Company now estimates an annual comparable store sales increase of approximately 12% and annual diluted earnings per share of approximately $2.30 to $2.40 for fiscal 2010, up from $1.23 in fiscal 2009.

COLUMBUS, Ohio, November 23, 2010 /PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $35.5 million on net sales of $489.3 million for the third quarter ended October 30, 2010, compared with net income of $26.6 million on net sales of $444.6 million for the quarter ended October 31, 2009. Same store sales increased 10.1% for the comparable period versus an increase of 8.7% last year.
Diluted earnings per share were $0.79 for the third quarter of fiscal 2010 compared with diluted earnings per share of $0.60 last year.
Nine-month Results
Net income was $89.2 million on net sales of $1.35 billion for the thirty-nine week year-to-date period ended October 30, 2010, compared with net income of $41.3 million on net sales of $1.20 billion for the thirty-nine week year-to-date period ended October 31, 2009. Same store sales increased 12.6% for the comparable period versus an increase of 0.4% last year.
Diluted earnings per share were $1.99 for the thirty-nine week period compared with $0.93 for the same period last year.
Fiscal 2010 Annual Outlook
As a result of better-than-expected sales performance for the first three weeks of the fiscal fourth quarter, the Company now estimates an annual comparable store sales increase of approximately 12% and annual diluted earnings per share of approximately $2.30 to $2.40 for fiscal 2010. This is updated from the Company’s previous estimate of an annual comparable store sales increase of approximately 11% and annual diluted earnings per share of approximately $2.20 to $2.30 for fiscal 2010. Fiscal 2009 annual diluted earnings per share were $1.23.
The Company will discuss its 2010 annual outlook on its webcasted conference call to be held today.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.dswinc.com today at 8:00 AM Eastern, or call 866-713-8562 and reference passcode 83857809. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 36644164. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswinc.com.

About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of November 23, 2010, DSW operated 313 stores in 39 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 354 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable sales and quarterly financial performance; disruption of our distribution operations; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; uncertain general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; risks related to our cash and investments; the success of dsw.com; RVI’s lease of an office facility; and liquidity risks at Retail Ventures and their impact on DSW. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.           CONTACT: Investor Relations for DSW Inc., 1-614-872-1474

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 30,	January 30,
	2010	2010
ASSETS
Cash and equivalents	$103,755	$125,020
Short-term investments	206,065	164,265
Accounts receivable, net	10,931	5,529
Inventories	332,446	262,284
Prepaid expenses and other current assets	28,958	20,762
Deferred income taxes	33,588	29,130

Total current assets	715,743	606,990

Property and equipment, net	206,744	206,424
Goodwill	25,899	25,899
Other assets	17,010	11,443

Total assets	$965,396	$850,756

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$139,070	$120,559
Accrued expenses	99,083	104,160

Total current liabilities	238,153	224,719

Deferred income taxes and other non-current liabilities	105,972	101,156
Total shareholders’ equity	621,271	524,881

Total liabilities and shareholders’ equity	$965,396	$850,756

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Net sales	$489,269	$444,621	$1,353,926	$1,199,957
Cost of sales	(330,049)	(297,462)	(921,623)	(850,029)

Gross profit	159,220	147,159	432,303	349,928
Operating expenses	(104,148)	(102,438)	(289,991)	(281,743)

Operating profit	55,072	44,721	142,312	68,185
Interest income, net	1,045	445	1,967	1,277
Non-operating income (expense), net net	1,500	(754)	1,500	(621)

Earnings before income taxes	57,617	44,412	145,779	68,841
Income tax provision	(22,104)	(17,781)	(56,628)	(27,498)

Net income	$35,513	$26,631	$89,151	$41,343

Basic and diluted earnings per share:
Basic	$0.81	$0.60	$2.03	$0.94
Diluted	$0.79	$0.60	$1.99	$0.93

Shares used in per share calculations:
Basic	44,027	44,144	43,974	44,079
Diluted	44,900	44,486	44,837	44,398

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